Exhibit 99.4

Explanation of Non-GAAP Measures
The information provided in this Form 8-K and exhibits includes measures which are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").
We present certain capital ratios in this Form 8-K and exhibits. Our Basel III Tier 1 common ratio, calculated on a fully phased-in basis, is an estimate reflecting management’s interpretation of the final Basel III capital rules adopted in July 2013 by the Federal Reserve Board, which have not been fully implemented, and our estimate and interpretations are subject to, among other things, ongoing regulatory review and implementation guidance. This ratio is not required by regulators to be disclosed at December 31, 2017, and therefore is considered a non-GAAP measure. We believe this capital ratio is a useful measure to investors because it is widely used by analysts and regulators to assess the capital position of financial services companies, although this ratio may not be comparable to similarly titled measures reported by other companies. The reconciliation of our Basel III Tier 1 common ratio, calculated on a fully phased-in basis, to the comparable GAAP component is included in the detailed financial tables included in Exhibit 99.2.

We also present certain financial measures that have been adjusted to exclude the effects from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). We have adjusted net earnings and earnings per share to show these measures excluding additional tax expense incurred in the quarterly period ended December 31, 2017 related to the impact from the Tax Act. The additional tax expense was primarily due to the Tax Act’s reduction in the corporate tax rate that resulted in a remeasurement of our net deferred tax asset. We also present return on assets and return on equity, adjusted to include Adjusted net earnings as the numerator for these ratios. We believe these measures help investors understand the impact of this recent law change on our reported results. The reconciliation of Adjusted net earnings and Adjusted diluted earnings per share to the comparable GAAP component is included in the detailed financial tables included in Exhibit 99.2.
We also present a measure we refer to as “tangible common equity” in this Form 8-K and exhibits. Tangible common equity itself is not a measure presented in accordance with GAAP. We believe tangible common equity is a more meaningful measure to investors of the net asset value of the Company. The reconciliation of tangible common equity to total equity reported in accordance with GAAP is included in the detailed financial tables included in Exhibit 99.2.